Exhibit 99.1

NeoStem Announces Definitive Agreement to Acquire California Stem Cell, Inc.
Addition of a Phase 3 ready immunotherapy targeting the cancer initiating cells for melanoma
NEW YORK, April 14, 2014 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NASDAQ:NBS) (“NeoStem” or the “Company”), a leader in the emerging cellular therapy industry announced today that it has entered into a definitive agreement to acquire California Stem Cell, Inc. (“CSC”), an Irvine, California based stem cell biotechnology company. As a result of this acquisition, NeoStem plans to initiate a pivotal Phase 3 trial of Melapuldencel-T, an autologous melanoma initiating (stem) cell immune based therapy intended to eliminate the tumor cells capable of causing disease recurrence.
Since its founding in 2005, CSC has developed proprietary methods for the scalable production of high-purity human stem cells and their derivatives. CSC has been focused on the application of these cells in developing life changing therapies, including Melapuldencel-T, which has been the subject of compelling trial results for the treatment of metastatic melanoma. As a result, Melapuldencel-T has been approved to enter a Phase 3 clinical trial with Special Protocol Assessment (SPA) and received Fast Track designation for metastatic melanoma, as well as Orphan Drug designation.
In a Phase 2 randomized clinical trial of Melapuldencel-T (an irradiated autologous in vitro proliferating melanoma cell line loaded onto an autologous dendritic cell combined with granulocyte macrophage colony-stimulating factor {GM-CSF}), patients showed a significant improvement in two year overall survival from 31% in controls to 72% in treated patients (p=0.007) with advanced melanoma (recurrent Stage III and Stage IV). The toxicity profile was favorable with no grade IV and only one grade III (allergic reaction) event in the study.1
“NeoStem has been built upon a series of strategic acquisitions that created an infrastructure with strong development, regulatory and manufacturing expertise in cell therapy. By adding a late stage technology, such as Melapuldencel-T, we enhance our ability to add value for our shareholders,” said Dr. Robin Smith, Chairman and CEO of NeoStem. “We continue to lead the industry in the development of novel proprietary cellular therapies, and adding CSC’s advanced immunotherapy technologies to our existing development pipeline and cGMP compliant cell therapy manufacturing facilities (PCT) brings us closer to our goal of delivering transformative cell based therapies to the market to help patients suffering from life-threatening medical conditions.”

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The definitive merger agreement provides for the issuance of an aggregate of up to approximately 5.33 million shares of NeoStem common stock, restricted and subject to a holding period, in exchange for all of the CSC outstanding stock and options. CSC shareholders will be eligible for additional milestone and royalty payments of up to $90 million, which may be payable in cash or shares of NeoStem common stock at NeoStem’s discretion. The shares of NeoStem’s common stock to be issued to equity holders of CSC will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements;

•	The requisite number of CSC stockholders have consented to the adoption of the merger;

•	The merger is expected to close in May 2014 and is subject to customary closing conditions;

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The acquisition of CSC expands NeoStem’s development pipeline of cell therapy products to include therapies for cancer. Melapuldencel-T, which targets cancer initiating cells for melanoma, will become NeoStem’s most advanced product candidate;

•	In 2014, NeoStem plans to initiate a Phase 3 study for Melapuldencel-T with a primary endpoint of overall survival;

•	This platform technology could be expanded into other indications, such as hepatocellular carcinoma and other immune responsive tumor types;

•	The CSC acquisition provides other technologies that NeoStem will continue to evaluate for partnership and licensing opportunities.

Dr. Hans Keirstead, current CEO of CSC stated, “This transaction represents a major developmental step for our technology and tremendous hope for patients. We believe NeoStem’s and PCT’s deep expertise in scaled manufacturing, regulatory, and clinical development will advance our programs significantly.”
“Eliminating or neutralizing the tumor cells that are responsible for recurrence after medically induced tumor regression remains a seminal goal of cancer therapeutics. As such, these tumor initiating cells, so-called ‘cancer stem cells’, appear to be ideal targets for therapeutic intervention that could lead to long term disease free survival, better overall survival and potential cures,” said Dr. Robert Dillman, Chief Medical Officer of CSC. “These cells express the repertoire of tumor associated antigens for each individual patient that need to be recognized by the patient’s immune system. As such, this is a patient specific immunotherapy that addresses cancer heterogeneity and the origin of cancer recurrence, so it is potentially complementary to other cancer therapies, including other emerging enzyme-targeted agents and immunotherapies.”
“T cells (a cell in your immune system) have always been thought to be capable of killing tumor cells, including autologous T cells of a patient with bulky cancer,” said Dr. Andrew Pecora, Chief Visionary Officer of NeoStem and Chief Innovations Officer, Professor and Vice President of Cancer Services of the John Theurer Cancer Center at Hackensack University Medical Center. “It is now well established that tumors escape immune surveillance through inducing tolerance of autologous T cells. A new class of agent, so called T cell checkpoint inhibitors, has proven that unmasking tolerance allows autologous T cells to recognize and kill tumors in patients with a variety of tumor types including melanoma, lung cancer and renal cancer. However, even the best data presented to date combining two types of checkpoint inhibitors (e.g.: anti-CTLA-4 with anti-PD-1) in patients with melanoma did not improve outcomes for a significant percentage of patients treated and was associated with significant side effects. Lack of effect in part could be a result of insufficient targeting of melanoma initiating (stem) cells.”

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These checkpoint inhibitors do not increase the immune response to antigens that the immune system has not recognized. The CSC patient-specific approach is designed to expand the number of “tumor stem cell” associated antigens that are recognized by that patient’s immune system;

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The isolation and expansion of proliferating, self-renewing melanoma cells from a patient’s tumor provides a source of highly enriched antigens expressed by the sub-population of melanoma cells that is most capable of re-establishing the tumor, leading to disease relapse and death. Following culture of the melanoma initiating (stem) cells, they are irradiated to further augment antigen presentation. The cells are then incubated with autologous dendritic cells to generate Melapuldencel-T which is administered with GM-CSF via subcutaneous injection. Irradiation of tumor cells and GM-CSF both enhance immune response to tumor antigens.

“Enhancement of immunologic targeting of melanoma initiating (stem) cells could significantly increase the incidence and durability of response as an immune-based therapy either alone or in combination with checkpoint inhibitors,” said Dr. Dillman. “It is noteworthy that in the Phase 2 randomized trial, Melapuldencel-T improved outcomes in a broad spectrum of advanced melanoma patients. This same inclusive population will be the target of the Phase 3 program.”
CSC’s protocol to investigate the use of Melapuldencel-T in patients with Stage III/IV melanoma has received Special Protocol Assessment (SPA), indicating that the Food and Drug Administration (FDA) is in agreement with the design, clinical endpoints, and planned clinical analyses of the Phase 3 trial that will serve as the basis for a Biologics License Application. The therapy has been granted Fast Track status by FDA, a designation intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening medical conditions and that demonstrate the potential to address unmet medical need. Melapuldencel-T has also received Orphan Drug designation which affords market exclusivity upon FDA approval.
NeoStem plans to conduct a conference call and webcast to discuss this acquisition on Monday, April 14, at 10:00 AM EDT. To access the webcast, visit the Investor Relations section of the Company’s website at www.neostem.com/investors/investor-events or call 1-855-235-8282 and provide Conference ID 29328201.
An archive of the call will be available approximately two hours after its completion. To access the archived recording, visit the Investor Relations section of the Company’s website at www.neostem.com/investors/investor-events. The archive of the call will be available for 90 days following the call.
Piper Jaffray & Co. served as exclusive financial advisor to California Stem Cell, and K&L Gates LLP served as legal advisor. Lowenstein Sandler LLP served as legal advisor to NeoStem.

About NeoStem, Inc.
NeoStem is a leader in the emerging cellular therapy industry, pursuing the preservation and enhancement of human health globally through the development of cell based therapeutics that prevent, treat or cure disease by repairing and replacing damaged or aged tissue, cells and organs and restoring their normal function. The business includes the development of novel proprietary cell therapy products as well as a revenue-generating contract development and manufacturing service business. This combination has created an organization with unique capabilities for cost effective in-house product development and immediate revenue and cash flow generation. www.neostem.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company’s ability to consummate the CSC acquisition and the Company's ability to develop and grow its business, the successful development of cellular therapies, including with respect to the Company's research and development and clinical evaluation efforts in connection with the Company's CD34 Cell Program and T Regulatory Cell Program and other cell therapies (including Melapuldencel-T if CSC is successfully acquired), the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry and the performance and planned expansion of the Company's contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2014 and in the Company's periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

1. Phase 2 trial results are available at http://www.ncbi.nlm.nih.gov/pubmed/22996370.

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Contact:
Investor Contact:
LifeSci Advisors, LLC
Michael Rice
Founding Partner
Phone: +1-646-597-6979
Email: mrice@lifesciadvisors.com

Media Contact:
NeoStem, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com